4.24.00
4


4.24.00
                                    AGREEMENT

     THIS AGREEMENT ( hereinafter the "Agreement") is made and entered into as of the ___day of April, 2000, by and among AZIMUTH, INCORPORATED ("Seller"), a South Carolina corporation having its principal place of business in Charleston, South Carolina; ENVIROMETRICS, INC. ("EVRM"), a Delaware corporation having its principal place of business in Charleston, South Carolina, and sole shareholder of Seller; RICHARD D. BENNETT ("RDB"), an individual residing in Mount Pleasant, South Carolina; and RISK TECHNOLOGIES, LLC a sole member limited liability company formed under the laws of South Carolina ("Purchaser").

Background

     Seller is engaged, inter alia, in the business of Industrial Safety and Hygiene consulting at its office at 9229 University Boulevard, Charleston, SC (the "Premises"), which business is expressly identified and segregated as Seller's Consultative Business (the "Consultative Business") on Seller's internal financial statements; and,

     RDB was previously employed by Seller as its President and by EVRM as its Senior Vice President under an employment agreement (the "Employment Agreement") which contains provisions regarding nondisclosure and noncompetition by RDB from which Purchaser and RDB wish to be released; and,

     Seller desires to sell to the Purchaser and the Purchaser desires to purchase from Seller, subject to the terms and conditions herein, its tangible and intangible assets used in the Consultative Business which are described below; and

     EVRM is the lessee of the Premises, and Purchaser wishes to sublease an area of the Premises for a period of time following the Closing hereof as described below.

Agreement

     In consideration of the mutual promises contained below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I - PURCHASE AND SALE OF ASSETS

     1.01 The Assets. At Closing the Seller hereby agrees to sell, convey, transfer, assign, set over and deliver to the Purchaser, and the Purchaser agrees to purchase and accept, the following assets (the "Assets"):

     a. All of the equipment described in Exhibit "A" attached hereto;

     b. The list of current and former Consultative Business clients attached hereto as Exhibit "B" (the "Consultative Business Clients");

     c. The "Azimuth" name and any service marks, logos, and trademarks for "Azimuth" and Occupational Healthguard"; provided, however, that Seller shall be permitted to retain the name "Azimuth" as its corporate name so long as it adheres to the provisions below regarding noncompetition with Purchaser;

     d. Those segments or portions of outstanding contracts between Seller and Consultative Business Clients which have yet to be performed ("Incomplete Contract Segments"); and all outstanding proposals for prospective engagements ("Outstanding Proposals"). All of the foregoing are listed and described in Exhibit "C" attached hereto. Purchaser agrees to assume Seller's obligations under such contracts and proposals and to discharge such obligations on a timely basis with a high degree of professionalism, diligence and skill; provided, however, that Seller shall retain its contract with Owens Corning, Anderson, SC plant (Job #98-069, commenced 8/17/98) and same shall not be conveyed to, nor assumed by, Purchaser under this Agreement; and, provided further, all amounts which have been prepaid to Seller, if any, shall be credited to Purchaser at Closing to the extent that such prepayment is for work not yet completed on the Closing Date.

     e. All records and files in Seller's possession of Consultative Business Clients which have given Seller written instructions to release same to Purchaser. Purchaser will keep and maintain such records and files in safekeeping and make them available to Seller to the extent Seller, or Seller's parent, successor or insurance company may require same to respond to claims.

     f. The good will of the Consultative Business.

     No assets which are not explicitly described above are included in this Agreement, and specifically excluded are Seller's laboratory and all assets, clients, records and business related thereto (collectively, the "Laboratory Business"). The Assets are being sold "as is" and "where is," and Seller makes no express or implied representation or warranty whatever in regard thereto, including warranty of merchantability, fitness for a particular purpose or any other warranty of any nature, all which are hereby expressly disclaimed by Seller to the maximum extent permitted by the laws of the State of South Carolina.

     1.02 Purchase Price. The purchase price for the Assets (the "Purchase Price") shall be One Hundred Thousand Dollars ($100,000.00), payable at Closing as follows:

     a. Purchaser's and RDB's assumption of and agreement to pay the two promissory notes to the U.S. Small Business Administration described in Exhibit "D" attached hereto (the "SBA Loans") having combined balances of approximately Eighty-five Thousand Dollars ($85,000.00). Such assumption shall be as of the May 1, 2000 payment; and,

     b. A Promissory Note from Purchaser to Seller, co-signed and guaranteed by RDB in the principal amount of the difference between the combined outstanding balances of the SBA Loans and the Purchase Price, minus a credit of $100.00 to Purchaser for the proration of personal property taxes related to the Assets as set forth below, with principal and accrued interest payable not later than on the first anniversary of Closing. Interest shall accrue at a rate equal to the lowest interest rate being quoted on the Closing Date by Wachovia Bank, Charleston, South Carolina for short term, unsecured loans to its best customers plus one per cent (1%).

     Purchaser's and RDB's agreement assuming the SBA Loans shall indemnify and hold harmless Seller, EVRM and Dr. and Mrs. Charles E. Feigley from any further obligation or liability thereon. Purchaser shall make its best efforts to obtain the release of Seller from its liability under the SBA Loans as well as a release of Dr. and Mrs. Feigley and the collateral Dr. and Mrs. Feigley have pledged as security for the SBA Loans. Seller will cooperate with Purchaser in this regard.

     1.03 Security Agreement.

     a. Pledge of Stock. The obligations of Purchaser and RDB under Section 1.02
     (a) and (b) above shall be secured by a first security interest granted to EVRM in One Hundred Thousand (100,000) shares of EVRM common stock owned by RDB (the "Shares"), the certificates for which shall be delivered at Closing to Seller with stock powers duly endorsed in blank by RDB.

     b. Pledge of Additional Stock. If Seller, Dr. and Mrs. Feigley and their collateral are not released from liability under the SBA loans by ninety
     (90) days after Closing RDB will provide a first security interest in an additional Two Hundred Thousand (200,000) of such shares (the "Additional Shares") as collateral for EVRM's security interest. At Closing, the certificate(s) representing the Additional Shares with stock powers duly endorsed in blank shall be deposited with a mutually acceptable escrow agent which will either return them to RDB upon such release of Seller, the Feigleys and their collateral or deliver them to Seller at the expiration of the ninety day period if such releases have not been obtained.

     c. RDB may notify EVRM at the end of any calendar quarter following Closing if the "bid" price for EVRM Common Stock for each trading day of such quarter on the OTC-BB or such recognized exchange on which the Shares and Additional Shares (collectively, the "Pledged Securities") were traded was such that the average of their "bid" prices on each day of such quarter bore a ratio to the combined outstanding balances as of the last day of such quarter, including accrued interest, of the SBA Loans (for which such releases have not been obtained) and the Promissory Note provided for in
     Section 1.02 (b) above (collectively, the "Outstanding Loans Balance"), which was in excess of 3 to 2. Such notice will contain such daily "bid" prices of the EVRM Common Stock and the Outstanding Loans Balance. After verification of the data contained in such notice, EVRM will deliver an amount of the Pledged Securities to RDB having a value equal to (a) their average daily "bid" price for that quarter minus (b) the Outstanding Loans Balance multiplied by the fraction, 3/2.

     d. At Closing, RDB shall execute a security agreement in favor of EVRM containing the foregoing terms, as well as such other terms and provisions as are usual and customary in such security and stock pledge agreements in addition to a UCC-1 Financing Statement containing the requisite information regarding the security interest. Such agreement shall provide that, absent a default therein or in the obligations which it secures, RDB shall retain his rights to all cash dividends and his rights to vote the Pledged Securities in addition to his right to execute any waivers or consents with respect thereto.

     1.04 Closing. The Closing of this Agreement shall be the consummation of all transactions contemplated hereby to be performed at Closing and shall take place at 2:00 p.m. on April 26, 2000, at the Premises or at such other time and place as Seller and Purchaser may mutually agree in writing (the "Closing Date").

ARTICLE II - REPRESENTATIONS AND WARRANTIES

     2.01 Representations and Warranties of the Seller. Seller and EVRM hereby represent and warrant to the Purchaser as follows:

     a. Formation and Organization. Seller is a corporation duly formed and validly existing and in good standing under the laws of the State of South Carolina.

     b. Authority, Binding Effect. Seller and EVRM have the authority to own property and carry on business, to execute and deliver this Agreement and the other instruments and documents required or contemplated hereby, to perform the obligations hereunder, and to consummate this Agreement. This Agreement has been duly executed and delivered by Seller and EVRM and constitutes a legal, valid, and binding obligation enforceable in accordance with its terms and the other agreements required or contemplated hereby to be executed by the Seller, subject only to its ratification by Seller's and EVRM's Boards of Directors.

     c. Title to the Assets. Seller has good and marketable title to the Assets and shall convey same to Purchaser at Closing, free and clear of all liens, claims, encumbrances, charges, restrictions and other burdens, except as disclosed in this Agreement and expressly assumed by Purchaser pursuant to the terms of this Agreement; provided, that any file or record referred to in Section 1.01 (e) above will be conveyed to Purchaser if, as and when the written instructions therefor are received by Seller, for a period of Ninety (90) days following Closing. After that time, Seller shall have no further obligation to Purchaser in this regard.

     d. Right to Use of Name. Seller has good title and possesses complete ownership of the trade name "Azimuth," free and clear of all claims, charges, liens, encumbrances or restrictions.

     e. Absence of Violations, Compliance. To the best of the knowledge of Seller, the use of the Assets in its Consultative Business does not constitute a violation of any applicable zoning, building, environmental or other ordinances, regulations, codes or other laws. Seller currently complies in all material respects with all other laws applicable to it and its business, properties and relationships.

     f. Consents. To the best of the Seller's knowledge, no third party consent or agreements of any party, judicial, governmental, creditor, lender or otherwise, is necessary for the execution and delivery of this Agreement and the other instruments and documents required or contemplated hereby other than the consent of the landlord of the Premises to the Sublease (as described below).

     g. Litigation. There is no litigation, claim, arbitration, governmental investigation or other proceeding pending or threatened which affects the Assets or which may impair the ability of Seller to perform the obligations contained in this Agreement, including any claim by any client of the Consultative Business regarding unsatisfactory work by Seller.

     h. Payment of Taxes and Wages. Seller has properly filed all returns that are required to be filed by it which relate to the Assets with any government authority, and all compensation, employment and other taxes and withholding, fees, and other governmental charges related thereto have or will be paid by Seller except the personal property taxes related to the Assets which are due in December, 2000. For the purposes of this Agreement, the sum of One Hundred Dollars ($100.00) shall be deemed to be a fair proration of Seller's portion of such taxes.

     i. Material Accuracy. None of the agreements, covenants, representations or warranties contained in this Agreement or in any Exhibit hereto pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     2.02 Representations and Warranties of Purchaser. The Purchaser hereby represents and warrants to Seller as follows:

     a. Formation and Organization. Purchaser is a limited liability company duly formed and validly existing and in good standing under the laws of the State of South Carolina, and RDB is its sole member.

     b. Authority, Binding Effect. Purchaser has the authority to own property and carry on business, to execute and deliver this Agreement and the other instruments and documents required or contemplated hereby, to perform the obligations hereunder, and to consummate this Agreement. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid, and binding obligation enforceable in accordance with its terms and the other agreements required or contemplated hereby to be executed by the Purchaser.

     c. Litigation. There is no litigation, claim, obligation, proceeding, investigation pending or threatened or any other thing which may impair the Purchaser's ability to perform any of its obligations contained in this Agreement.

ARTICLE III - COVENANTS

     3.01 Covenants of the Seller and EVRM.

     a. Sublease. EVRM hereby agrees to sublease to Purchaser approximately 1,000 square feet of office space in the Premises (the "Sublease") on a week-to-week basis at a rental of One Hundred Seventy Dollars ($170.00) per week commencing on the day of Closing and payable on the first day of each week thereafter. The Sublease will be revocable by either party upon one week's notice to the other. Such rent and sublease shall be entirely net to EVRM which will have no responsibility whatever thereunder for any services to Purchaser except the provision of electricity, water and HVAC. Purchaser agrees to be responsible for all other expenses associated with the Sublease.

     b. Use of Certain Telephone Numbers. Seller agrees to allow Purchaser to use existing Azimuth telephone numbers, including the existing toll free telephone number, during the term of the Sublease. Purchaser will reimburse Seller for any costs incurred under such agreement. The parties acknowledge that the toll free number is currently in use by the Laboratory Business as are two of the local numbers, and another number is the main corporate number for EVRM and is listed on its 10-K's. At such time as EVRM and the Laboratory Business no longer need their telephone and telefax numbers, EVRM will use its best efforts to transfer them to Purchaser as soon thereafter as practicable. Any unrecovered deposits will be reimbursed by Purchaser. In the meantime, should Purchaser so elect, EVRM will use its best efforts to transfer the number (843) 569-8792 to Purchaser. Should Purchaser terminate the sublease, Seller agrees to transfer incoming calls for Purchaser to a number provided to Seller and to provide such number to caller for future use.

     c. Release. Effective upon Closing, Seller and EVRM forever release and discharge Purchaser and RDB, individually, from and against any and all claims, demands, counterclaims, actions, costs, causes of action, damages, debts, obligations and liabilities of whatever nature arising out of the Employment Agreement or out of RDB's relationship with Seller and EVRM up to and including the date of this Agreement. This release is subject to the Closing of this Agreement.

     d. Noncompetition. For a period of Three (3) years following Closing within the State of South Carolina, neither Seller nor EVRM shall, directly or indirectly, (i) engage in the Industrial Safety and Hygiene consulting business; (ii) solicit in competition with the Purchaser any Consultative Business Clients or accept Industrial Safety and Hygiene consulting business from any of them; or (iii) without the consent of the Purchaser, solicit any person who is or has been employed by the Purchaser or encourage any such person to leave the employ of the Purchaser.

     e. Notwithstanding any provision herein to the contrary:

          (i) Nothing herein is intended, nor shall it be deemed, to impair or prevent in any way whatsoever Seller's continued, unfettered engagement in the Laboratory Business, including the performance of laboratory services for Consultative Business Clients. Seller may continue to use the name "Azimuth Laboratories" in its conduct of such business.

          (ii) Should Seller convey all or any portion of the Laboratory Business, it will not convey the use of the name, "Azimuth Laboratories" for a period of longer than six months from the Closing of such transaction, and it will make its best efforts to acquire a noncompetitive agreement from the purchaser(s) in such transaction preventing such purchaser(s) from competing with the Consultative Business.

     3.02 Covenants of the Purchaser.

     a. Sublease. Purchaser agrees to abide by the terms of the sublease as set forth in Paragraph 3.01(a) above.

     b. Release. Effective upon Closing, Purchaser and RDB forever release and discharge Seller and EVRM, and their respective directors, officers and representatives, from and against any and all claims, demands, counterclaims, actions, costs, causes of action, damages, debts, obligations and liabilities of whatever nature arising out of the Employment Agreement or out of RDB's relationship with Seller and EVRM up to and including the date of this Agreement. This release is subject to the Closing of this Agreement.

     c. Noncompetition. For a period of Three (3) years following Closing within the State of South Carolina, neither Purchaser nor RDB shall, directly or indirectly, (i) engage in any business competitive with an Industrial Safety and Hygiene laboratory business; (ii) solicit in competition with the Laboratory Business any clients of the Laboratory Business or accept Industrial Safety and Hygiene laboratory business from any of them; or
     (iii) without the consent of Seller and EVRM, solicit any person who is or has been employed by either of them or encourage any such person to leave the employ of either of them (iv) use the name "Azimuth" as a trade name in conjunction with the word "laboratory" or "laboratories."

     d. Receivables, Revenues and Revenue Sharing.

          (i)  Notice.  At Closing,  or as soon  thereafter  as is  practicable,
          Seller  will  notify  all   Consultative   Business   Client  accounts
          receivable of this transaction.

          (ii) Receivables. All amounts due, as of Closing, for completed contracts and completed segments of outstanding contracts between Seller and Consultative Business Clients shall be receivables which belong to Seller and Seller shall invoice such Clients accordingly at or prior to Closing. So long as such invoice, or any portion thereof, remains outstanding, Purchaser will pay to Seller all revenues which Purchaser receives from such invoiced Client until such invoice is paid in full, at which time Seller shall assign to Purchaser so much of such account receivable as remains unpaid by such Client.

          (iii) Until August 18, 2000 Purchaser shall pay to EVRM, upon receipt,
          (a) seven and one-half per cent (7.5%) of all gross revenues which result from Incomplete Contact Segments or Outstanding Proposals, excluding PHT, PHTS and PHT Members.

          (iv) Purchaser shall submit to EVRM at the beginning of each month following Closing a report of receivables and receipts from Consultative Business Clients for the preceding month, each of which shall include: copies of all invoices to, and a breakdown of all receipts from, Consultative Business Clients for the preceding month; a breakdown of Purchaser's payments to EVRM the preceding month; and such other information as EVRM may reasonably request. EVRM or its representatives may inspect all records related to Purchaser's revenues at any time during normal business hours upon 2 days notice. For purposes of this Agreement, any outstanding invoice for revenues included in (iii) above which is less than forty-five days old on August 18, 2000 shall be deemed to have been paid in full prior to that date, and the related percentage shall be paid to EVRM at that time.

     e. Engagement of Seller's Employees. Purchaser agrees to engage Gary Eargle, Terry Sherril, and Jim Brown as employees upon the same terms they are currently employed by Seller for a period of at least six months following Closing, provided that any such employment may be terminated for cause, and that those employees will enter into reasonable employment agreements with Purchaser.

     f. Release of Third Parties. At Closing, EVRM will execute a release, prepared by Purchaser and in form and substance approved by EVRM prior to Closing, of PHT and PHTS from liability resulting from their engagement of Purchaser.

ARTICLE IV - MISCELLANEOUS

     For purposes of this Article IV, the word "party" shall be deemed to include EVRM and Seller jointly and severally, as the applicable context may require, on the one hand, and Purchaser and RDB, jointly and severally, as the applicable context may require, on the other.

     4.01 Survival of Representations.  The following shall survive the Closing:
(a) all representations and warranties contained herein; (b) all provisions containing covenants to be performed subsequent to the Closing.

     4.02 Injunctive Relief; Costs of Actions. The parties agree that failure by Purchaser or RDB on the one hand, or Seller or EVRM on the other, to comply with the provisions of Section 3.01(d) or 3.02(c) of this Agreement will cause irreparable damage to the other party that may not be compensated adequately by monetary damages. Accordingly, the parties agree that, in the event of breach or threatened breach of the terms of either provision, the non-defaulting party shall be entitled to injunctive or other preliminary or equitable relief in addition to such other remedies as may be available to it for such breach or threatened breach, including damages. In the event of any action at law or in equity to enforce the provisions of this Agreement, the unsuccessful party shall pay to the other all costs and expenses so incurred, including attorneys' fees.

     4.03 Brokerage Fees. The parties each represent and warrant that no statement or representation has been made to anyone which would incur liability for any broker's or finder's fees or commissions payable in connection with this Agreement. If any finder's fee or brokerage or other commission is claimed by any person to be due on the basis of any statement or representation alleged to have been made by any party, that party alleged to have so made the statement or representation shall indemnify and hold harmless the other party from and reimburse the other party for any loss, cost, expense, or liability in connection with any such claim.

     4.04  Expenses.  The  parties  shall  pay their own  expenses  incurred  in
connection   with  this   Agreement,   including  the  fees  of  any  attorneys,
accountants, consultants or others engaged by it.

     4.05 Notices. All notices and other communications to be given hereunder shall be in writing and shall be deemed to have been given when personally delivered, or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

         a. If to the Seller or EVRM:                 Envirometrics, Inc.
                                                      9229 University Blvd.
                                                      Charleston, SC  29406

         b. If to the Purchaser or RDB:               Risk Technologies, LLC and
                                                      Richard D. Bennett
                                                      2059 Emerald Terrace
                                                      Mount Pleasant, SC  19464

Communications sent by other means shall be deemed operative only upon actual receipt. Addresses may be changed by either party upon written notice to the other given as provided herein.

     4.06 Binding Effect. All of the terms of this Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto.

     4.07 Assignment. This Agreement may not be assigned by either party without the consent of the other party; provided, (1) Seller may assign its rights hereunder to EVRM, and (2) Seller may assign its rights to enforce the provisions of Section 3.02(c) above to a purchaser of the Laboratory Business provided that, as a condition of such assignment, the purchaser of the Laboratory Business agrees and covenants to be bound to noncompetitive covenants identical to those contained in Section 3.01(d) and Seller assigns the right of enforcement of same, including enforcement rights identical to those contained in Section 4.02, to Purchaser.

     4.08 Choice of Laws. This Agreement shall be construed and enforced in accordance with the laws of the State of South Carolina.

     4.09 Waiver. The waiver of any right under this Agreement by any party hereto in any particular instance or instances shall not, unless so specified by such party, be construed as or constitute a continuing waiver.

     4.10 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties. There are no representations or warranties made by any party hereto and relied upon by any other party hereto except as set forth herein.

     4.11 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not be affected thereby.

     4.12 Amendment. This Agreement may not be amended or supplemented except by a writing signed by the party against whom such amendment or supplementation is sought to be enforced.

         THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK

     4.13 Availability of Representation by Independent Counsel. The Purchaser and RDB confirm and acknowledge that they have been represented by independent counsel who has reviewed this Agreement and advised them regarding its provisions.

     4.14 Parties. The terms "Seller" and "Purchaser" herein shall mean and include any successors-in-interest of either party.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized signatories as of the date first above written.

                                                  Azimuth, Incorporated 'Seller'


____________________________     By: ________________________________
Witness                          Walter H. Elliott III, Chief Executive Officer
                                 Envirometrics, Inc.    'EVRM'


____________________________     By: ________________________________
Witness                          Walter H. Elliott III, Chief Executive Officer

                                 Risk Technologies, LLC      'Purchaser'
____________________________     By:___________________________________
Witness                          Richard D. Bennett, Sole Member


____________________________     ____________________________________
Witness                          Richard D. Bennett    'RDB'